FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
April 11, 2006                                    3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com

                      FX Energy Provides Operations Update

Salt Lake City, April 11, 2006 - FX Energy, Inc. (Nasdaq: FXEN) today provided the following operational update in advance of today's presentation at the IPAA 2006 Oil and Gas Investment Symposium in New York. The presentation will be made by David N. Pierce, president and CEO, and Richard Hardman, head of the Company's Technical Group.

Sroda 3-D Seismic Acquisition

FX Energy has acquired approximately 1,500 km of 2-D seismic and reprocessed approximately 5,000 km of existing seismic lines in the Fences I and II project areas. New 2-D seismic confirms multiple prospects along three separate fault trends. The Sroda-4 and Sroda-5 wells confirm gas accumulation and the presence of good reservoir rock in the Sroda complex. Based on the new seismic and technical data gained from both Sroda wells, the Company believes that the Sroda complex is ready for development. The initial phase will be a 3-D seismic acquisition over approximately 400 km(2) at a cost of approximately $6 million net to FX Energy's interest.

A 3-D proposal is now in technical group discussion and the Company expects all acquisition and processing can be completed during 2006. Depthing and interpretation should be completed on at least a portion of the acreage which would allow drilling to begin in the fourth quarter of this year. FX anticipates that the 3-D, when completed, will identify 12-18 drillable targets.

Production

Construction is underway, on time and on budget, with the Wilga and Zaniemysl projects. Production is planned to begin in the third quarter of 2006, and is expected to generate annual revenue to FX Energy of approximately $8 million.

Drilling

The Company plans to drill four wells in Fences I/II beginning with the Winna Gora prospect in May 2006. Winna Gora is located on the Sroda City fault trend and is a robust structure covering approximately 2 km(2) at a depth of 3,300 meters. The Winna Gora prospect is estimated to have 20-50 bcf potential.

The second well that is proposed for drilling beginning in July 2006 is the Roszkow prospect that is on trend with the Zaniemysl discovery. The Company expects similar high porosity and permeability in this structure which is estimated to have 30-40 bcf potential.

Evaluation of newly acquired 2-D seismic will determine the location of the third well and a fourth well, subject to completion of 3-D seismic, is planned to be drilled in the Sroda complex beginning in the fourth quarter.

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About FX Energy

FX Energy, Inc. holds a land position of over 1.7 million acres in a known hydrocarbon region in western Poland's Permian Basin. The Permian Basin's gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the Nasdaq National Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.